As filed with the Securities and Exchange Commission on December 13, 2023.

Registration No. 333-272110

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 8 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Advanced Biomed Inc.

(Exact name of registrant as specified in its charter)

Nevada	8071	87-2177170
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

689-87 Xiaodong Road, Yongkang District

Tainan, Taiwan

Tel: 886-6-3121716

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Fang Liu, Esq. VCL Law LLP	William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq.
1945 Old Gallows Road	Ortoli Rosenstadt LLP
Suite 260	366 Madison Avenue, 3rd Floor
Vienna, VA 22182	New York, NY 10017
Telephone: (703) 919-7285	Telephone: (212) 588-0022

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☒	Smaller Reporting Company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 8 to the Registration Statement on Form S-1 (File No. 333-272110) of Advanced Biomed Inc. is being filed for the purpose of filing new Exhibits 8.1, 15.1, and 23.1. Accordingly, this Amendment No. 8 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibit. This Amendment No. 8 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting commissions and the underwriter’s unaccountable expense allowance, to be paid in connection with the sale of the shares of common stock being registered, all of which we will pay. All amounts, other than the SEC registration fee, and the FINRA filing fee are estimates.

SEC registration fee	$16,722
Printing/EDGAR expenses	$25,000
FINRA filing fee	$23,261
Nasdaq entry and listing fee	$75,000
Legal fees and expenses	$550,000
Accounting fees and expenses	$380,000
Miscellaneous	$164,800
Total	$1,234,783

Item 14. Indemnification of Directors and Officers

Nevada Law

Section 78.7502 of the Nevada Revised Statutes provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 further provides a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he is not liable under Section 78.138 of the Nevada Revised Statutes for breach of his or her fiduciary duties to the corporation or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liability and expenses.

Charter Provisions

Pursuant to our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, provided, however, that (i) we will not indemnify such person against expenses incurred in connection with an action if he is threatened but does not become a party unless the incurring of such expenses was authorized by the board of directors and (ii) we will not indemnify against any amount paid in settlement unless our board of directors has consented to such settlement.

An officer or director is not entitled to indemnification against costs or expenses incurred in connection with any action, commenced by such person against us or any person who is or was a director, officer, fiduciary, employee or agent of our company unless and to the extent that the officer or directors is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or directors is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On July 16, 2021, we issued 8,000,000 shares to Dr. Hung To Pau. On March 15, 2022, Dr. Hung To Pau transferred all of his 8,000,000 shares to Sglcell Ltd, an exempted company incorporated under the law of Cayman Islands, the sole shareholder of which is Dr. Hung To Pau for a total consideration of $8,000. On June 8, 2022, Sglcell Ltd transferred all of its 8,000,000 shares to Dr. Yi Lu for a total consideration of $8,000.

Shares Issued to Advanced Biomed Taiwan Holders/Employees

On August 12, 2022, we issued additional 385,000 shares to Dr. Yi Lu, and 257 shares to Chen-Yi Lee as a consideration of Dr. Yi Lu and Chen-Yi Lee transferred 2,998,000 shares and 2,000 shares owned by them respectively in Advanced Biomed Inc. (Taiwan), representing in aggregate 100% of the issued share capital of Advanced Biomed Inc. (Taiwan), to the Company pursuant to the share exchange agreement the Company entered into with Dr. Yi Lu and Chen-Yi Lee.

On October 24, 2022, we issued 365,352 shares at nil consideration to Chen-Yi Lee, who is an employee of Advanced Biomed Taiwan, for consideration of past services to Advanced Biomed Taiwan. On October 24, 2022, we also issued 2,730,000 shares at nil consideration to Advance On Ventures Limited, a company incorporated under the law of British Virgin Islands (the “Ventures Limited”), the beneficial owners of which are employees of Advanced Biomed Taiwan for past services to Advanced Biomed Taiwan. We issued 4,405,625 shares, 2,193,750 shares, 2,060,000 shares, 1,511,250 shares, 1,243,750 shares, 1,230,000 shares respectively to Dr. Hung To Pau, Yimin Jin, Xiaoyuan Luo, Nanzhen Shen, Jian Wang and Qiang Chen pursuant to the Debt-For-Equity Exchange Agreement the Company entered into with the abovementioned shareholders on June 30, 2022 to settle debt of a total amount of NTD 174,020,033 and RMB 22,200,000 (approximately $9.04 million).

Shares Issued to Advanced Biomed Nevada Investors

On October 25, 2022, we issued 625,000 shares to Hanyu Assets Co. Ltd. pursuant to the Investment Agreement the Company entered into with Hanyu Assets Co. Ltd for a total consideration of $2,500,000. on June 6, 2022, and we issued 250,000 shares to Newlink Technology Inc. pursuant to the Investment Agreement the Company entered into with Newlink Technology Inc. on June 6, 2022 for a total consideration of $1,000,000.

As of the date of this prospectus, the securities we issued are as follows:

Purchaser	Date of Issuance	Number of Securities
Common Stock
Yi Lu	June 8, 2022&August 12, 2022	8,385,000
Chen-Yi Lee	August 12, 2022 & October 24, 2022	365,625
Hung To Pau	October 24, 2022	4,405,625
Advanced On Ventures Limited	October 24, 2022	2,730,000
Yimin Jin	October 24, 2022	2,193,750
Nanzhen Shen	October 24, 2022	1,511,250
Qiang Chen	October 24, 2022	1,230,000
Jian Wang	October 24, 2022	1,243,750
Hanyu Assets Co., ltd.	October 25, 2022	625,000
Newlink Technology Inc.	October 25, 2022	250,000
Xiaoyuan Luo	October 24, 2022	2,060,000

Item 16. Exhibits Index

Exhibit Number	Description
1.1**	Form of Underwriting Agreement.
3.1**	Amended and Restated Articles of Incorporation of Advanced Biomed Inc.
3.2**	Corporate Bylaws
4.1**	Form of Representative’s Warrant
4.2**	Specimen Stock Certificate evidencing the shares of common stock
5.1**	Opinion of Sherman & Howard LLC
8.1*	Opinion of AllBright Law Offices regarding certain PRC tax matters (included in Exhibit 99.3)
8.2**	Opinion of Wiseteam Law Firm regarding certain Taiwan tax matters (included in Exhibit 99.4)
10.1**	Form of Employment Agreement
10.2**	2023 Equity Incentive Plan
10.3**	Advisory Agreement between Advanced Biomed Inc. and Lin Chien Huang
10.4**	Advisory Agreement between Advanced Biomed Inc. and Zhou Caicun
10.5**	Industry-Academia Cooperation Agreement between National Taiwan University and Advanced Biomed Inc.
10.6**	Non-Disclosure Agreement between Advanced Biomed Inc. and Unimold Technology Inc.
10.7**	Industrial Cooperation Research Agreement between TSRI and Advanced Biomed Inc.
10.8**	Investment Agreement between Advanced Biomed Inc. and Hanyu Assets Co., Ltd.
10.9**	Investment Agreement between Advanced Biomed Inc. and Newlink Technology Inc.
10.10**	Debt-for-Equity Swap Agreement
10.11**	Written Consent of Directors to Approve the 2023 Equity Incentive Plan
15.1*	Letter In Lieu of Consent for Review Report of WWC, P.C.
21.1**	List of Subsidiaries
23.1*	Consent of WWC, P.C.
23.2**	Consent of Sherman & Howard LLC (included in the opinion filed as Exhibit 5.1)
23.3*	Consent of AllBright Law Offices (included in the opinion filed as Exhibit 99.3)
23.4**	Consent of Wiseteam Law Firm (included in the opinion filed as Exhibit 99.4)
24.1**	Power of Attorney (contained on signature page).
99.1**	Code of Business Conduct and Ethics of the Registrant
99.2**	Consent of Grand View Research Inc.
99.3*	Opinion of AllBright Law Offices
99.4**	Opinion of Wiseteam Law Firm
99.5**	Consent of Alfred Lee Ming Sung
99.6**	Consent of Cheang I Kei
99.7**	Consent of Mengxing Tang
107**	Filing Fee Exhibit

* Filed herewith

** Previously filed

Item 17. Undertakings

The Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tainan, Taiwan, on December 13, 2023.

ADVANCED BIOMED INC.

By:	/s/ Hung To Pau
Hung To Pau
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yi Lu	Chairman of the Board and	December 13, 2023
Yi Lu	Chief Science Officer, and President

/s/ Mingze Yin	Chief Financial Officer	December 13, 2023
Mingze Yin	(Principal Financial and Accounting Officer)

/s/ Hung To Pau	Director and	December 13, 2023
Hung To Pau	Chief Executive Officer (Principal Executive Officer)